INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made by and between Hartford Investment Management Company, a Delaware corporation (the “Adviser”), and HIMCO Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on its own behalf and on behalf of each of its series listed on Schedule A hereto, as it may be amended from time to time (each, a “Portfolio” and, collectively, the “Portfolios”).

WHEREAS, the Adviser has agreed to furnish investment advisory services to the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and each Portfolio; and

WHEREAS, the Trust and the Adviser wish to enter into this Agreement setting forth the investment advisory services to be performed by the Adviser for the Trust and each Portfolio, and the terms and conditions under which such services will be performed; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.  General Provision

The Trust hereby employs the Adviser and the Adviser hereby undertakes to act as the investment manager of the Trust and to each Portfolio and to perform for the Trust such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager. The Adviser shall, in all matters, give to the Trust and its Board of Trustees (the “Board”) the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Trust to conform to (i) the provisions of the 1940 Act and any rules or regulations thereunder, (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (iv) the policies and determinations of the Board; (v) the fundamental policies and investment restrictions of the Trust and Portfolios as reflected in the Trust’s registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Trust’s shareholders, and (vi) the Prospectus and Statement of Additional Information of the Trust in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust with respect to any matters dealing with the business and affairs of the Trust including the valuation of any of each Portfolios’ securities that are either not registered for public sale or not being traded on any securities market.

2.  Investment Management Services

(a)  Subject to the direction and control by the Board, the Adviser shall: (i) regularly provide investment advice and recommendations to each Portfolio with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously the investment program of each Portfolio and the composition and performance of its portfolio securities and determine what securities shall be purchased or sold by each Portfolio; and (iii) arrange, subject to the provisions of Section 5 hereof, for the purchase of securities and other investments for each Portfolio and the sale of securities and other investments held in each Portfolio.

(b)  The Adviser shall provide, or shall cause an affiliate to provide, such economic and statistical data relating to each Portfolio and such information concerning important economic, political and other developments as the Adviser shall deem appropriate or as shall be requested by the Board.

(c) The Adviser shall vote, or in accordance with the Adviser’s proxy voting policies, procedures and guidelines cause to be voted, proxies, exercise consents, and exercise all other rights appertaining to securities and assets held by each Portfolio in accordance with the voting policies and procedures approved by the Board.

(d) The Adviser shall provide information and assistance as reasonably requested by the other service providers of the Trust in connection with the registration of shares of each Portfolio in accordance with applicable state and foreign law securities requirements and regulatory requirements applicable to investors in each Portfolio.

3.  Administrative Services

In addition to the performance of investment advisory services, the Adviser shall perform, or shall cause an affiliate to perform, the following services in connection with the management of the Trust:

(a)  provide the Trust with office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement, including the provision by the Adviser from among its officers, directors and employees, persons to serve as trustees, officers and employees of the Trust and to pay the salaries of all such persons.

(b)  recommend the retention of, conduct relations with, coordinate the activities of and provide oversight of administrators, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

(c)  oversee the determination and publication of each Portfolio’s net asset value in accordance with the Portfolio’s policy as adopted from time to time by the Board;

(d)  make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deem appropriate;

(e)  make such reports and recommendations to the Board concerning the performance and fees of the Trust’s custodian, transfer agent and dividend disbursing agent as the Board may reasonably request or deem appropriate;

(f)  oversee and review calculations of fees paid to the Trust’s service providers;

(g)  respond to or refer to the Trust’s officers or transfer agent, shareholder inquiries relating to the Portfolios;

(h)  oversee the delivery of Portfolio proxies and proxy statements and other informational materials;

(i)  oversee the receipt and tabulation of proxies executed by or on behalf of investors; and

(l) supervise any other aspects of the Trust’s administration or operations as may be agreed to with the Portfolios.

4.  Sub-Advisers and Sub-Contractors

The Adviser, upon approval of the Board, may engage one or more investment advisers that are registered as such under the Investment Advisers Act of 1940, as amended, to act as sub-adviser with respect to existing and future Portfolios of the Trust. Such sub-adviser or sub-advisers shall assume such responsibilities and obligations of the Adviser pursuant to this Investment Management Agreement as shall be delegated to the sub-adviser or sub-advisers, and the Adviser will supervise and oversee the activities of any such sub-adviser or sub-advisers.  In addition, the Adviser may subcontract for any of the administrative services set forth in Section 3 above; provided, however, that the Adviser shall not delegate its responsibility for the oversight of and coordination of other service providers.

To the extent the Adviser determines to delegate some or all of its duties and obligations under this Investment Management Agreement to one or more discretionary or non-discretionary sub-advisers, the Adviser shall research and evaluate sub-advisers and shall advise the Board of the sub-adviser(s) which the Adviser believes are best suited for each Portfolio; shall monitor and evaluate the investment performance, or quality of recommendations, of each sub-adviser employed by the Trust; shall determine the portion of each Portfolio’s assets to be managed by each sub-adviser, as applicable; shall recommend changes or additions of sub-advisers when appropriate; shall coordinate the investment activities of the sub-advisers; and shall compensate the sub-advisers from the Adviser’s own resources. Subject to compliance with the 1940 Act and Portfolio policies and procedures, the Adviser may delegate to a sub-adviser the voting of proxies relating to a Portfolio’s portfolio securities in accordance with the proxy voting policies and procedures of the Portfolio.

5.  Brokerage Transactions

When placing orders for the purchase or sale of a Portfolio’s securities, the Adviser or any sub-adviser appointed by the Adviser shall use its best efforts to obtain the best net security price available for a Portfolio. Subject to and in accordance with any directions that the Board may issue from time to time the Adviser or the sub-adviser, as applicable, may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser or the sub-adviser, as applicable, determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s or the sub-adviser’s overall responsibilities with respect to a Portfolio and other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser or the sub-adviser will promptly communicate to the Board such information relating to portfolio transactions as the Board may reasonably request.

6.  Expenses

Expenses to be paid by the Trust, include, but are not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) premiums for fidelity and other insurance coverage requisite to the Trust’s operations; (iv) the fees and expenses of its trustees who are not employed by the Adviser; (v) legal, audit and fund accounting expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) fees and expenses related to the registration under federal and state securities laws of shares of the Trust for public sale; (ix) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust’s shareholders; and (xi) such extraordinary non-recurring expenses as may arise, including litigation affecting the Trust and any obligation which the Trust may have to indemnify its officers and Trustees with respect thereto. Any officer or employee of the Adviser or of any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, trustees or employees of the Trust shall not receive any compensation from the Trust for their services, except that the Trust may bear all or a portion of the compensation of the Trust’s Chief Compliance Officer.

7.  Compensation of the Adviser

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as set forth in Schedule B to this Agreement, as it may be amended from time to time:

The Adviser, or an affiliate of the Adviser, may agree to subsidize any of the Portfolios to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees to maintain such undertaking for a specified period.

If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the annual rates provided in Schedule B but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Portfolio’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period.

8.  Liability of the Adviser

(a)  The Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security, or with respect to the administration of the Trust, as long as the Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders by reason of its willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)  The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under Section 8(a) of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

9.  Duration of Agreement

(a)  This Agreement, as amended, shall be effective on April 30, 2014. This Agreement, unless sooner terminated in accordance with Section 9(b) below, shall continue in effect for an initial two year term and from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)  This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board or by a vote of a majority of the Portfolio’s outstanding voting securities, on sixty days’ prior written notice to the Adviser; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Adviser on sixty days’ prior written notice to the Portfolio, but such termination will not be effective until the Portfolio shall have contracted with one or more persons to serve as a successor investment adviser for the Portfolio and such person(s) shall have assumed such position.

(c)  As used in this Agreement, the terms “assignment”, “interested person” and “vote of majority of the Trust’s outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act, as amended.

(d)  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party’s current address.

10.  Other Activities

Nothing in this Agreement shall limit or restrict the right of any trustee, officer, or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other trust, corporation, firm, individual or association.

11.  Additional Series

The amendment of Schedule A to this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

12.  Invalid Provisions

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.  Governing Law

To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut, which apply to contracts made and to be performed in the State of Connecticut.

14.  Amendments

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the 1940 Act and rules and regulations under the 1940 Act and any applicable Securities and Exchange Commission exemptive order from such rules and regulations or interpretive guidance. Any such instrument signed by a Portfolio must be (a) approved by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Portfolio. The amendment of Schedule A and/or Schedule B to this Agreement for the sole purpose of (i) adding or deleting one or more Portfolios or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

15.   Entire Agreement

This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 30th day of April, 2014.

Hartford Investment Management Company

By: _________________________________
Name: Eric M. Fay
Title: Executive Vice President

HIMCO Variable Insurance Trust
on behalf of each of its series listed on Attachment A

By: __________________________________
Name: Matthew J. Poznar
Title: Chief Executive Officer

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Schedule A

List of Portfolios

HIMCO Variable Insurance Trust
ON BEHALF OF:

HIMCO VIT Index Fund
HIMCO VIT Portfolio Diversifier Fund
HIMCO VIT American Funds Asset Allocation Fund
HIMCO VIT American Funds Blue Chip Income & Growth Fund
HIMCO VIT American Funds Bond Fund
HIMCO VIT American Funds Global Bond Fund
HIMCO VIT American Funds Global Growth & Income Fund
HIMCO VIT American Funds Global Growth Fund
HIMCO VIT American Funds Global Small Cap Fund
HIMCO VIT American Funds Growth Fund
HIMCO VIT American Funds Growth-Income Fund
HIMCO VIT American Funds International Fund
HIMCO VIT American Funds New World Fund

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Schedule B

Fees

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

HIMCO VIT Index Fund

Average Daily Net Assets	Annual Rate

First $2 Billion	0.30%
Next $3 Billion	0.25%
Next $5 Billion	0.18%
Amount Over $10 Billion	0.17%

HIMCO VIT Portfolio Diversifier Fund

Average Daily Net Assets	Annual Rate

First $500 Million	0.60%
Next $500 Million	0.55%
Next $4 Billion	0.50%
Next $5 Billion	0.48%
Amount Over $10 Billion	0.47%

Portfolio	Annual Rate
HIMCO VIT American Funds Asset Allocation Fund	0.65%
HIMCO VIT American Funds Blue Chip Income & Growth Fund	0.75%
HIMCO VIT American Funds Bond Fund	0.50%
HIMCO VIT American Funds Global Bond Fund	0.75%
HIMCO VIT American Funds Global Growth & Income Fund	0.80%
HIMCO VIT American Funds Global Growth Fund	1.00%
HIMCO VIT American Funds Global Small Cap Fund	0.80%
HIMCO VIT American Funds Growth Fund	0.75%
HIMCO VIT American Funds Growth-Income Fund	0.70%
HIMCO VIT American Funds International Fund	0.85%
HIMCO VIT American Funds New World Fund	1.10%

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